                                                                      EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE


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
                                                                 FISCAL YEAR ENDED MARCH 31,
                                                               -------------------------------
                                                                1997       1996         1995
                                                               ------    --------     --------

                                                      (Amounts in thousands, except per share data)
Basic
Weighted average common shares outstanding..................   10,085      10,284       11,112
                                                              =======     =======      =======


Net income..................................................  $10,111     $ 4,366      $13,701
                                                              =======     =======      =======


Per share amount............................................  $  1.00     $   .42      $  1.23
                                                              =======     =======      =======

Primary
Weighted average common shares outstanding.................... 10,085      10,284       11,112

Net effect of dilutive common stock options -- based on the
  treasury stock method using average market price of $15.15,
  $16.92 and $22.48, respectively, net of tax benefit.........     39          84          102
                                                              -------     -------      -------

        Total................................................. 10,124      10,368       11,214
                                                              =======     =======      =======


Net income....................................................$10,111     $ 4,366      $13,701
                                                              =======     =======      =======


Per share amount..............................................$   1.00    $   .42      $  1.22
                                                              ========    =======      =======


Fully Diluted
Weighted average common shares outstanding.................... 10,085      10,284       11,112

Net effect of dilutive stock options -- based on the treasury stock method using the greater of year-end market price or the average market price, of $15.15, $16.92 and $22.48
  respectively, net of tax benefit............................     39          84          102
                                                              -------     -------      -------


        Total................................................. 10,124      10,368       11,214
                                                              =======     =======      =======


Net income....................................................$10,111     $ 4,366      $13,701
                                                              =======     =======      =======


Per share amount..............................................$  1.00     $   .42      $  1.22
                                                              =======     =======      =======
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